Exhibit 10.1
ETHANOL MERCHANDISING AGREEMENT
BETWEEN
ONE EARTH ENERGY, LLC
AND
LANSING ETHANOL SERVICES, LLC
June 5, 2009
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

ETHANOL MERCHANDISING AGREEMENT
This Ethanol Merchandising Agreement (this “Agreement”) is made and entered into to be effective as of June 5, 2009 between One Earth Energy, LLC, an Illinois limited liability company (“Ethanol Producer”), and Lansing Ethanol Services, LLC, a Delaware limited liability company (“Lansing”). Each of Ethanol Producer and Lansing may be referred to herein as a “Party,” and collectively as the “Parties.”
Ethanol Producer operates a 100 million gallon per year facility near Gibson City, Illinois to process grain into fuel ethanol (the “Project”). The Parties desire to allow Lansing to purchase Ethanol produced by Ethanol Producer from time to time as negotiated by the Parties.
Therefore, the Parties agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETIVE MATTERS
1.1 “Agreement” means this non-exclusive Ethanol Merchandising Agreement, as amended or restated from time to time.
1.2 “Base Annual Quantity” means 100 million gallons of Ethanol per year (which is equal to the Project builder’s guarantee for the production of Ethanol) plus any Ethanol produced above the Project builder’s guarantee by the Facility by the Ethanol Producer.
1.3 “Base Monthly Quantity” means the anticipated monthly Ethanol production by Ethanol Producer for any month, which is equal to the Base Annual Quantity divided by 12, plus or minus 10% variance from such quotient in any one month.
1.4 “Business Day” means all days except Saturday or Sunday and otherwise not a holiday for National banks located in the State of Kansas.
1.5 “Commencement Date” means the date of this Agreement.
1.6 [Intentionally omitted.]
1.7 “Delivery Point” means the point at which title and risk of loss or damage passes from Ethanol Producer to the Ethanol purchaser. This means the point of loading of Ethanol into trucks or railcars at the Facility or, with the mutual agreement of both Parties, some other point specified in a Sale Contract. Both Parties anticipate that the Delivery Point will be FOB the Facility in nearly all cases.
1.8 The “Director of Ethanol Services” is the individual named by Lansing as the primary contact and representative of Lansing with regard to this Agreement.
1.9 “Division of Weights and Measures” means the appropriate regulatory body in the State of Illinois overseeing weights and measures.

1.10 “Ethanol” means the clear odorless liquid for use as a motor fuel additive made from fermented grain being approximately 200 proof alcohol produced by the Ethanol Producer at the Facility adjusted for denaturant and other additives.
1.11 “Facility” means the facility at which Ethanol Producer’s Ethanol production will occur that is to be merchandised by this Agreement.
1.12 [Intentionally omitted.]
1.13 “Force Majeure” has the meaning set forth in Section 10.1.
1.14 “Gallon” means one U.S. liquid gallon of Ethanol at 60 degrees Fahrenheit.
1.15 “Initial Term” has the meaning set forth in Section 4.1.
1.16 “Lansing” means Lansing Ethanol Services, LLC.
1.17 “Lansing Services” are those services specifically mentioned in Article 3.
1.18 [Intentionally omitted.]
1.19 “Prime Commercial Lending Rate” means the rate of interest most recently published from time to time in the Money Rate Table of The Wall Street Journal as the prime annual rate of interest, or such other successor or alternative publication or table as the Parties may mutually agree if this publication ceases to exist.
1.20 “Project” has the meaning set forth in the third introductory paragraph.
1.21 “Project Lender” means any entity providing debt, sub-debt, working capital or lease financing or other forms of secured or unsecured construction term financing for the Project.
1.22 “Risk Management Committee” or “RMC” means the individual or group specifically empowered by Ethanol Producer to evaluate pricing and risk management factors, make decisions, and direct the merchandising activities of Lansing.
1.23 “Sale Contract” means each physical Ethanol sale contract made by Ethanol Producer and Lansing from time to time.
1.24 “Transportation Costs” means costs charged by a third party for transportation of Ethanol from the Delivery Point to the final destination point or incurred in connection with maintaining a designated rail car fleet, and includes any equipment, equipment inspections, added charges for fuel, insurance, labor or other costs associated with rail transportation. Transportation Costs are to be paid by Lansing for Ethanol moved from the Delivery Point.

1.25 Certain Interpretive Matters. In construing this Agreement, it is the intent of the Parties that:
(a) no consideration may be given to the captions of the articles, sections or subsections, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
(b) no consideration may be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;
(c) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(d) the word “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions;
(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(f) the meanings of the defined terms are applicable to both the singular and plural forms thereof;
(g) all references to prices, values or monetary amounts refer to United States dollars;
(h) all references to articles, sections, paragraphs, clauses, exhibits or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;
(i) the words “this Agreement,” “herein,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, unless expressly so limited;
(j) the word “or” is disjunctive but not necessarily exclusive; and
(k) all references to agreements or laws are deemed to refer to such agreements or laws as amended or as in effect at the applicable time.
ARTICLE 2
DESCRIPTION OF PROJECT
2.1 Description of Project. Ethanol Producer will install and maintain Ethanol loading, metering, testing, and unloading infrastructure at the Facility sufficient to accommodate truck and railcar loading capacity sufficient to allow Lansing to perform the Lansing Services.

ARTICLE 3
PURCHASE AND SALE OF ETHANOL; MERCHANDISING
3.1 Purchase, Delivery and Merchandising Obligations. The Parties may negotiate and enter into sale contracts for Ethanol on terms agreeable to both of the Parties. Lansing will provide Ethanol Producer with delivery schedules based on Lansing’s Sale Contracts with Ethanol Producer. Ethanol Producer will handle and supervise the loading and dispatch of Ethanol, prepare and distribute delivery documentation and generally be responsible for all matters ancillary to such matters.
(a) Lansing will allow for forward delivery Sale Contracts up to at least 60 days forward unless Lansing’s Credit Department has reasonable grounds for insecurity regarding the performance of Ethanol Producer’s obligations under this agreement. Evaluation by Lansing’s Credit Department may include, but not be limited to, review of current financial statements and positions for corn, natural gas, distillers grains and Ethanol of Ethanol Producer. Lansing’s Credit Department will consider financial information and positions for primary commodities in this determination with a goal of supporting the establishment of profitable forward crush margins for the Ethanol produced by Ethanol Producer.
3.2 This section intentionally left blank.
3.3 Quantity. The quantity of Ethanol delivered from the Facility will be established by outbound meter tickets or pursuant to certified scales expressed in net temperature-corrected Gallons in accordance with standards commonly used within the industry in the United States of America. The meter or scale tickets will be obtained from meters or scales that are certified as of the time of loading and that comply with all applicable laws, rules and regulations. The outbound meter and scale tickets will be determinative in the absence of fraud or manifest error of the quantity of Ethanol at issue.
3.4 Quality; Samples.
(a) Ethanol Producer represents and warrants to Lansing that all Ethanol delivered by Ethanol Producer hereunder will meet the specifications described in ASTM D 4806 (or such other standard or set of specifications as is commonly used in the industry and agreed to by the Parties in writing) at the time of delivery of such Ethanol by Ethanol Producer. Should any government entity require a change in the specifications described in ASTM D 4806, such new specifications will be automatically incorporated herein as the standard set forth in the first sentence of this Section 3.4(a).

(b) Ethanol Producer represents and warrants that the quality of Ethanol delivered into the transportation vehicles will, at the time it is delivered by Ethanol Producer, meet the specifications described in the first sentence of Section 3.4(a) (subject to the last sentence of Section 3.4(a)); provided, however, that the Parties may set forth a different time in a Sales Contract at which the Ethanol is to be conforming (e.g., at the time of delivery). If any Ethanol does not meet the standards set forth in the previous sentence at the appropriate time and quality claims arise as a result thereof, Lansing shall promptly (and in any event within 10 days of the date on which it becomes aware of such quality claims) notify Ethanol Producer of such quality claims, and such quality claims will be administered by Ethanol Producer. Such claims will be solely for Ethanol Producer’s account, and Lansing will not be responsible in any manner whatsoever for such claims. In the event that (i) Ethanol Producer has analyzed the quality of the Ethanol shipped by an independent third person (an “Analyst”) appropriately accredited to provide a certificate analysis reasonably acceptable to Lansing (a “Certificate Analysis”), (b) Ethanol Producer maintains a quality sample of that same shipment for a period of 30 days after the date such shipment was delivered to Lansing, (c) when shipped, the Ethanol met the quality specifications applicable thereto as required by this Section 3.4, and (d) Ethanol Producer provides a sample of the same shipment in a reasonable period of time to Lansing for testing, Ethanol Producer shall have no liability with respect to any quality claims relating to such shipment.
(c) Ethanol Producer will maintain original sealed numbered samples of all Ethanol after delivery into transportation vehicles before it leaves the Delivery Point. Ethanol Producer will label these samples to indicate the date of shipment, and the truck or railcar number must also be included. Ethanol Producer will retain these samples for 30 days and, upon Lansing’s request, will cause an Analyst to send such samples, together with a Certificate Analysis therefor, to Lansing as promptly as reasonably practicable; provided, however, that in no event shall Ethanol Producer be required to send, or cause to be sent, to Lansing its last sample with respect to any shipment. Any financial consequences including responsibility for any quality claims resulting form Ethanol Producer’s refusal to send, or cause to be sent, to Lansing such sample as required will be the responsibility of Ethanol Producer.
3.5 Price.
(a) Lansing will use commercially reasonable efforts to obtain the best price available for Ethanol Producer under prevailing market conditions. Ethanol Producer reserves the final authority for determining the price at which it will sell Ethanol. As a result of this final authority, Ethanol Producer will assume all risk and financial responsibility of any market price fluctuations for Ethanol that occur from time to time and that may impact the pricing of Ethanol sales.
(b) Ethanol Producer will pay or cause to be paid all valid levies, assessments, duties, rates and taxes (other than income taxes due by the party who earned the income) (“Taxes”) relating to (together “Taxes”) on Ethanol delivered hereunder arising upon and prior to. Where any Taxes are included in the delivery of such Ethanol to the Delivery Point, and price payable by Lansing shall pay or cause to be paid all Taxes relating to Ethanol delivered, Lansing’s purchase price hereunder arising after delivery of such Ethanol to the Delivery Point.

(c) Lansing will provide commercially reasonable efforts to identify and share opportunities to profitably arbitrage Ethanol produced by Ethanol Producer. Qualifying arbitrage opportunities will be clearly defined and communicated as the opportunity arises and the market value of the arbitrage will be shared 50% to both parties. Examples of arbitrage opportunities include but are not limited to changes in delivery, timing or transportation mode.
3.6 Transportation.
(a) Lansing will diligently pursue, secure and maintain all necessary agreements to transport the Ethanol from the Delivery Point for Ethanol sold to Lansing by Ethanol Producer. Lansing will be solely responsible for the arrangement of transportation for these sales. Lansing will use commercially reasonable efforts to obtain the best commercially reasonable prices in respect of transportation such that Ethanol Producer achieves the highest net price possible at the Delivery Point.
(b) Ethanol Producer provides Lansing with the right of first refusal on any new tank rail car leases by Ethanol Producer for the transportation of Ethanol in the event that Ethanol Producer desires to lease additional tank rail cars for the transportation of Ethanol.
3.7 [Intentionally omitted.]
3.8 Purchase Price. Lansing will pay, or cause to be paid, to Ethanol Producer, the purchase price for each Gallon of Ethanol delivered to Lansing on Sale Contracts hereunder by direct wire transfer or electronic transfer to Ethanol Producer’s designated bank account. Payment terms for each Sales Contract will be within 5 business days of the receipt of an invoice to Lansing for Ethanol deliveries on Sale Contracts. The Parties agree that these payments will be made on Tuesday and Friday following each payment due date based on the 5 business day calculation from receipt of Invoice by Lansing. If a payment date occurs on a US bank holiday, payment due that day will occur on the following business day. At the time of each payment, Lansing will forward a statement to Ethanol Producer setting forth in reasonable detail the quantity of Ethanol sold and prices and Transportation Costs, Fees, Taxes and other deductions therefrom.
3.9 [Intentionally omitted.]
3.10 [Intentionally omitted]
3.11 [Intentionally omitted]
3.12 Interest. If either Party fails to pay all or any portion of the amount owing by it when due, such unpaid amount will bear interest at an annual rate equal to 65 basis points above the Prime Commercial Lending Rate calculated daily from the date such amount is due hereunder until the date it is actually paid. Upon failure of a Party to pay the unpaid amount, including interest thereon, within ten days after the due date, the Party to whom sums are due may upon giving seven days’ notice suspend in whole or in part its delivery or acceptance of Ethanol (as the case may be) hereunder until such outstanding amount has been paid in full.

3.13 Audit. Any payment made pursuant to this Agreement will not preclude a Party from subsequently auditing the accounts of the other Party as permitted in this Agreement.
ARTICLE 4
TERM
4.1 Term. The initial term of this Agreement will commence on the date of this Agreement and continue until December 1, 2012 (the “Initial Term”). This Agreement will automatically renew for additional periods of one year after the last day of the Initial Term (each, a “Renewal Term”), and after each Renewal Term, unless either Party sends written notice to the other Party no later than 90 days prior to the end of the Initial Term or Renewal Term, as the case may be, indicating its intention to terminate this Agreement. Written notice can be delivered by regular or express mail, or electronically via facsimile or other electronic transmission, with such electronic transmission confirmed by the recipient.
4.2 Either Party’s Right to Terminate Early. Either Party may terminate this Agreement for any reason upon at least 180 days prior written notice to the other Party.
4.3 Effect of Termination. If this Agreement is terminated, regardless of the reason or which Party terminates this Agreement, Ethanol Producer will be obligated to deliver on all open sales commitments that Lansing has entered into, and agreed to by Ethanol Producer, for the Ethanol produced at the Facility prior to the date on which the Party receives the notification of termination from the other Party.
ARTICLE 5
OBLIGATIONS OF AND COOPERATION AMONG THE PARTIES
5.1 Licensing. Lansing and Ethanol Producer will each determine if their respective businesses require any specific licensing in the State of Illinois for the handling and merchandising of Ethanol. If such licensing is required, each Party requiring such license will obtain and maintain such license during the term of this Agreement. Lansing and Ethanol Producer will cooperate with one another regarding obtaining permits, licenses and approvals related to the merchandising of Ethanol within the State of Illinois.
5.2 Risk Management. Ethanol Producer will nominate and empower a manager (the “Risk Manager”) who will be responsible for implementing the policies, procedures and strategies developed and approved by the RMC and who will be responsible for day-to-day interaction with Lansing. Lansing will nominate a staff member as Director of Ethanol Services to take direction and cooperate fully with the Project’s Risk Manager and the RMC.

5.3 Access. Lansing and Ethanol Producer will have reasonable access to the books and records of the other to the extent that such access may reasonably be required by either such Party to perform its obligations or enforce its rights pursuant to this Agreement. The Parties will afford such access, as the case may be, upon receipt of reasonable advance notice and during normal business hours. During the Initial Term and any subsequent Renewal Term, each Party will furnish the other Party with annual balance sheets and profit and loss statements accompanied by the audit report of an independent certified public accountant within 120 days of its fiscal year end. Each Party will further furnish the other Party with quarterly or other interim unaudited balance sheets and profit and loss statements, within a reasonable period of such request. By providing such information each Party represents that all information furnished and to be furnished is accurate, and that all financial statements that it has furnished and hereafter may furnish, including operation statements and statements of condition, are and will be prepared in accordance with generally accepted accounting principles consistently applied and reasonably reflect, and will reflect, as of their respective dates, results of the operations and, to the best of the supplying Party’s knowledge, the true financial condition of the supplying Party. Notwithstanding the foregoing, nothing in this Section 5.3 will entitle Lansing or Ethanol Producer access to the other Party’s confidential business or financial information that is not reasonably required by either such Party to perform its obligations or enforce its rights pursuant to this Agreement.
5.4 Quantity Adjustment. Lansing will cooperate with Ethanol Producer to adjust Ethanol shipments at the Facility on a day-to-day basis. Should market or operational circumstances cause Ethanol Producer to adjust the Base Monthly Quantity, Lansing will use commercially reasonable efforts to work with Ethanol Producer to ensure the proper Ethanol shipments are made from the Facility.
ARTICLE 6
TITLE AND RISK OF LOSS
Lansing will be deemed to be in exclusive control of, and responsible for any damage or injury caused by, the Ethanol delivered to it by the Facility upon delivery on Sale Contracts at the Delivery Point. Ethanol Producer will be deemed to be in exclusive control of, and responsible for any damage or injury caused by, the Ethanol prior to delivery at the Delivery Point. Title to and risk of loss of the Ethanol delivered from Ethanol Producer to Lansing on Sale Contract will occur upon loading the Ethanol into trucks or railcars at the Delivery Point. Title to Ethanol transferred by Ethanol Producer to Lansing at the Delivery Point on Sale Contracts will be good and marketable title, free and clear of any liens and encumbrances arising from Ethanol Producer.
ARTICLE 7
BILLINGS
7.1 Monthly Ethanol Merchandising Fee. Ethanol Producer will pay Lansing a per Gallon fee of *** ($***) for each delivered Ethanol Gallon sold to Lansing on Sale Contracts by Ethanol Producer. All fees under this Section 7.1 will be invoiced by Lansing to Ethanol Producer on a monthly basis. Ethanol Producer will pay this invoiced amount within 15 days of the invoice date. Lansing will have the right to set off this fee against sales after 15 days from the invoice date.
7.2 Testing. Ethanol Producer will deliver Ethanol to Lansing at the Facility in advance of the actual physical shipment, at Lansing’s request as may be needed for testing purposes.

***	Confidential material redacted and filed separately with the Commission.

7.3 Statement of Ethanol Sales. Lansing will prepare and deliver a Statement of Ethanol Sales (the “Statement”) to Ethanol Producer showing Ethanol shipped from the Facility under each Sale Contract. The Statement will show the quantity of Ethanol loaded at Delivery Point, the price for such Ethanol, Ethanol quantity factors by delivering vehicle, quality differentials as agreed between the Parties, and the total amount due to Ethanol Producer from Lansing for such Ethanol. The Statement may be either electronic or hard copy form.
7.4 Billing Disputes. With written notification, either Party may dispute the Statement in good faith. Either Party may place only the disputed amount in an escrow account until the dispute or disputes are resolved pursuant to Section 17.12. Either Ethanol Producer or Lansing will provide written or electronic notification of the amount and circumstances of the dispute within three Business Days following the day such Party becomes aware of the disputed issue. Such notification will include a detailed explanation of the nature of the dispute and the calculation of the escrowed amount. Any interest earned on the amount in escrow will be allocated to the Parties in proportion with the settlement of the disputed amount.
7.5 Set-Off Rights. Each Party may set-off against any amount due from the other Party to it under this Agreement or any Sale Contract. Each Party’s right of set-off described in this section is in addition to, and not in lieu of, all other rights and remedies provided for in this Agreement, at law or in equity. Each Party’s exercise of its right of set-off on one occasion will not be deemed or construed to waive or otherwise limit its right of indemnification or other rights and remedies provided for in this Agreement, at law or in equity on any other occasion.
ARTICLE 8
AUDIT RIGHTS
Either Party shall have the right to audit (at its own expense except as otherwise provided by this Article 8) the books and records of the other Party as they relate to the subject matter of this Agreement once per calendar year during the term of this Agreement and the 12-month period immediately following the expiration or earlier termination of this Agreement for purposes of determining the other Party’s compliance with this Agreement. In the event that the auditing Party discovers a material error (an amount exceeding $50,000) which resulted in an undue benefit to the audited Party at the expense of the auditing Party, the audited Party must correct the error and, in addition, pay the auditing Party any direct costs resulting from such an audit, with this amount not to exceed $20,000.
ARTICLE 9
DEFAULT AND TERMINATION
9.1 Notice of Default. If Ethanol Producer commits or omits an act or occurrence that upon notice or the passage of time without cure may become an Event of Default under this Agreement, then Lansing will give Ethanol Producer written notice describing such default within five days of having become aware of such act or occurrence. If Lansing commits or omits an act or occurrence, which upon notice or the passage of time without cure may become an Event of Default under this Agreement, then Ethanol Producer will give Lansing written notice describing such default, within five days of having become aware of such act or occurrence.

9.2 Events of Default of Lansing. Unless the following acts or occurrences are cured within 30 days after the date of written notice from Ethanol Producer as provided for in Section 9.1, such acts or occurrences will constitute Events of Default of Lansing provided that, if any such act or occurrence cannot be cured within 30 days of such notice with exercise of due diligence, in accordance with prudent operating practices for companies in this industry, and if Lansing within such period submits to Ethanol Producer a plan reasonably designed to correct the default within a reasonable additional period of time, then an Event of Default will not exist unless and until Lansing fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or 90 days, whichever occurs first:
(a) Except for failures provided for in the other subsections of this Section 9.2, Lansing’s failure to perform or otherwise comply with its material obligations under this Agreement, except to the extent Lansing is excused pursuant to any other provision of this Agreement;
(b) Lansing’s dissolution or liquidation;
(c) Lansing’s assignment of this Agreement or any of its rights under this Agreement for the benefit of creditors, provided that the foregoing will not be grounds for an Event of Default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a trustee, assignee or receiver, who promptly provides adequate assurance and evidence reasonably satisfactory to Ethanol Producer of the capacity to continue Lansing’s obligations under this Agreement;
(d) Lansing’s filing of a petition for, or other commencement, authorization or acquiescence in the commencement of, a proceeding or case under any bankruptcy, insolvency or similar law for the protection of creditors;
(e) The filing of a case in bankruptcy or any proceeding under any other insolvency law against Lansing as debtor, which case is not vacated within 120 days of filing, provided, however, that the foregoing will not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by an assignee who promptly provides adequate assurance and evidence reasonably satisfactory to Ethanol Producer of the capacity to perform Lansing’s obligations under this Agreement;
(f) Lansing’s assignment of this Agreement without Ethanol Producer’s prior written consent to the extent required by this Agreement;
(g) Any representation made by Lansing under Article 11 is false in any material respect; or
(h) Failure to perform under this Agreement or any other agreement between the Parties.
(i) Failure to pay Ethanol Producer in timely fashion for Ethanol pursuant to any Sale Contract.

9.3 Events of Default of Ethanol Producer. Unless the following acts or occurrences are cured within 30 days after the date of written notice from Lansing as provided for in Section 9.1, such acts or occurrences will constitute Events of Default of Ethanol Producer; provided that, if any such act or occurrence cannot be cured within 30 days with exercise of due diligence, in accordance with prudent operating practices for companies in this industry, and if Ethanol Producer within such period submits to Lansing a plan reasonably designed to correct the default within a reasonable additional period of time, then an Event of Default will not exist unless and until Ethanol Producer fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or 90 days, whichever occurs first:
(a) Ethanol Producer’s failure to timely make any payment properly owed to Lansing;
(b) Ethanol Producer’s general assignment of this Agreement or any of its rights hereunder for the benefit of its creditors, provided that, the foregoing will not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a creditworthy trustee, assignee or receiver;
(c) Ethanol Producer’s entry into bankruptcy or insolvency proceedings under any bankruptcy or insolvency law as debtor which is not dismissed within 120 days of filing; provided that the foregoing will not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a creditworthy assignee, receiver or trustee;
(d) Except as provided in Section 9.6, Ethanol Producer’s assignment of this Agreement or any of its rights under the Agreement without obtaining Lansing’s prior written consent, not to be unreasonably withheld or delayed; provided in no event, however, will any re-sale or other transfer by Ethanol Producer of any or all of the Ethanol be deemed a breach or failure of this provision; and provided further, however, that the sale of all or substantially all of the assets of Ethanol Producer, whether by sale of assets or equity interests, merger, or otherwise, shall not be deemed an assignment by Ethanol Producer of this Agreement or any of its rights or obligations hereunder;
(e) Any representation made by Ethanol Producer under Article 11 is false in any material respect; or
(f) Except for failures provided for in the other subsections of this Section 9.3, Ethanol Producer’s failure to comply with any material obligation of Ethanol Producer under this Agreement or any other agreement between the Parties.

9.4 Termination. If, in the absence of a timely cure in accordance with Section 9.2, Section 9.3, or any other provision of this Agreement, an Event of Default arises hereunder, the non-defaulting Party may, upon written notice to the other Party, terminate this Agreement. In addition, this Agreement may be terminated if both Parties mutually agree to do so.
9.5 Calculation of Damages. Each Party will be entitled to damages as defined under Section 9.5(a) and 9.5(b) as well as other rights and remedies available at law or in equity, except as may be provided otherwise in this Agreement, upon the default or other failure to perform of the other Party. Without limiting the generality of any of the foregoing provisions of this Article 9, the Parties will be entitled to receive the specific monetary damages set forth in this Section 9.5. to damages as defined under Section 9.5(a) and 9.5(b) as well as other rights and damages that may be awarded.
(a) If Lansing fails to pay for Ethanol delivered to it at the Delivery Point, Lansing will pay to Ethanol Producer the positive difference, if any, between (i) the amounts that Lansing would have paid Ethanol Producer had Lansing performed, and (ii) the amounts (if any) that Ethanol Producer, acting in a commercially reasonable manner, actually receives for the sale of the same Ethanol equivalent at or in reasonable proximity to the Delivery Point (including any extra transportation, transactional or other costs reasonably incurred and that can be documented by Ethanol Producer to sell such Ethanol from the Delivery Point in connection with any such sale), or at Ethanol Producer’s option, the applicable market price if a sale of the same or equivalent Ethanol at or in reasonable proximity to the Delivery Point had taken place. Lansing assumes all financial risk involved in the payment for Ethanol merchandised on Sale Contracts through this Agreement, including any collection risks from buyers of Ethanol.
(b) If Ethanol Producer fails to deliver Ethanol on Sale Contracts as this Agreement specifies to Lansing by: (i) abandoning its firm obligation to supply Ethanol to the Delivery Point in accordance with this Agreement, or (ii) otherwise breaching or failing to perform this Agreement, Ethanol Producer will pay to Lansing the positive difference, if any, between (A) the amounts that Lansing, acting in a commercially reasonable manner, pays for the purchase of the same or equivalent Ethanol at or in reasonable proximity to the Delivery Point (net of any extra transportation, transactional or other costs reasonably incurred by Lansing, in connection with any such purchase), or, at Lansing’s option, the applicable market price if a purchase of the same or equivalent Ethanol at or in reasonable proximity to the Delivery Point had taken place, and (B) the amounts Lansing would have paid Ethanol Producer for the Ethanol on Sale Contracts for the Facility if Ethanol Producer had performed.

9.6 Lenders’ Rights. Lansing will deliver to Project Lender, simultaneously with delivery thereof to Ethanol Producer, notice of Ethanol Producer’s failure or breach. No such notice is required with respect to any entity providing funds to Ethanol Producer that has not been identified to Lansing as a Project Lender by appropriate prior notice to Lansing from Ethanol Producer. With respect to Ethanol Producer’s failures or breaches, Project Lender will have the option to cure such failure or breach in the time frame provided to Ethanol Producer under Section 9.3 or to cause the Project Lender’s designee to assume this Agreement, and thereafter cure the breach or failure within the time remaining in the total cure period as specified; provided, however, that in the event the Project Lender so exercises its option to cure such failure or breach or so causes its designee to assume this Agreement, in addition to any cure period provided to Ethanol Producer under Section 9.3 hereof to cure any such failure or breach, Project Lender or its designee, as the case may be, shall have an additional five Business Days after the expiration of such cure period to cure such failure or breach. If the Project Lender intends to effect a cure of any failure or breach of Ethanol Producer as provided for in this Section 9.6, the Project Lender must give notice of such intention to Lansing within 30 days after receipt of notice from Lansing under this Section 9.6 and upon receipt of such notice, any right or remedy that Lansing might otherwise have with respect to Ethanol Producer’s failure or breach will be suspended until all cure periods of Project Lender have expired without cure. No such suspension will affect Lansing’s right to a full cure of any such failure or breach, including the payment of all damages incurred on account thereof.
ARTICLE 10
FORCE MAJEURE
10.1 Definition of Force Majeure. The term “Force Majeure,” as used in this Agreement, means causes or events beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure, including: Acts of God; sudden actions of the elements affecting the infrastructure of the Project such as floods, hurricanes or tornadoes; sabotage; terrorism; war; riots; and actions by federal, state, municipal or any other government or agency (including the adoption or change in any rule or regulation imposed after the date of this Agreement, but only if such actions or failures act to prevent or delay performance). Force Majeure does not include economic hardship (including lack of funds), changes in market conditions or strikes or labor disputes (unless generally affecting all similar crafts or trades in the energy sector) or typical weather conditions.
10.2 Applicability of Force Majeure. Neither Party will be responsible or liable for any delay or failure in its performance hereunder, nor will such Party be deemed in breach of this Agreement, to the extent such delay, failure or breach is due to conditions or events of Force Majeure provided that:
(a) The non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;
(b) The suspension of performance is of no greater scope and of no longer duration than necessitated by the Force Majeure;
(c) The non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and
(d) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party will give the other Party written notice to that effect.

10.3 Limitations on Effect of Force Majeure. The Party not claiming Force Majeure may terminate this Agreement, without liability of either Party to the other, except for obligations unaffected by Force Majeure and maturing prior to termination, if the Force Majeure lasts for more than 30 days from the date of the Notice of Force Majeure.
10.4 No Excuse. An event of Force Majeure will not excuse either Party from their obligations under Articles 7, 8 and 9.
ARTICLE 11
REPRESENTATIONS, WARRANTIES AND COVENANTS
11.1 Ethanol Producer’s Representations, Warranties and Covenants. Ethanol Producer represents and warrants to Lansing, as of the date hereof and covenants to Lansing at all times during the term of this Agreement, as follows:
(a) Ethanol Producer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to carry on its business as presently conducted or proposed to be conducted. Ethanol Producer is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on Ethanol Producer.
(b) This Agreement has been duly and validly executed and delivered by Ethanol Producer; this Agreement constitutes a legal, valid and binding obligation of Ethanol Producer, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.
(c) Ethanol Producer is not in violation or default of any provisions of its articles of formation or operating agreement, or of any instrument, judgment, order, writ, or decree, or under any material note, indenture, mortgage, lease, agreement, contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation applicable to Ethanol Producer.
(d) Ethanol Producer is not in violation of any applicable law, rule or regulation that would have a material adverse effect on Ethanol Producer or Lansing. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Ethanol Producer or, to the Ethanol Producer’s knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by Ethanol Producer other than those materials necessary to produce ethanol and related byproducts pursuant to the technology used by Ethanol Provider. For the purposes of the preceding sentence, “Hazardous Materials” means (a) materials that are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal or foreign laws and regulations that govern the existence or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials, but excluding Ethanol and denaturant.

(e) Ethanol Producer will obtain and maintain in force all licenses, consents and approvals required for its operation of the Facility and deliver to Lansing all of the Ethanol under this Agreement and will be solely responsible for and indemnify Lansing against any costs, liabilities or fines arising out of Ethanol Producer’s failure to comply with any applicable requirements of such licenses, consents and approvals.
(f) Ethanol Producer covenants that it will maintain accurate and complete Ethanol shipment records in a prudent and businesslike manner in accordance with sound commercial practices in respect of Ethanol shipped by Ethanol Producer hereunder.
(g) Ethanol Producer covenants that it will provide Lansing with a minimum of at least ten days prior written notice of any anticipated production downtime or disruption to available Ethanol, provided however that the Parties recognize that unplanned outages cannot be anticipated and that Ethanol Producer will be liable only to the extent of damages as described in Section 9.5 for failure to ship Ethanol in accordance with open Sale Contracts.
(h) Ethanol Producer is a U.S. entity for purposes of state and federal income and excise taxes.
11.2 Lansing Representations, Warranties and Covenants. Lansing represents and warrants to Ethanol Producer, as of the date hereof and covenants to Ethanol Producer at all times during the term of this Agreement, as follows:
(a) Lansing is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted or proposed to be conducted. Lansing is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on Lansing.
(b) This Agreement has been duly and validly executed and delivered by Lansing; this Agreement constitutes a legal, valid and binding obligation of Lansing, enforceable in accordance with its terms, except to the extent its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity.
(c) Lansing is not in violation or default of any provisions of its certificate of formation or limited liability company agreement, or of any instrument, judgment, order, writ, or decree, or under any material note, indenture, mortgage, lease, agreement contract or purchase order to which it is a party or by which it is bound or, of any provision of federal or state statute, rule or regulation applicable to Lansing.
(d) Lansing is not in violation of any applicable law, rule or regulation that would have a material adverse effect on Ethanol Producer or Lansing.

(e) Lansing will obtain and maintain in force all licenses, consents and approvals required for the provision of Lansing Services under this Agreement and will be solely responsible for and indemnify Ethanol Producer against any costs, liabilities or fines arising out of Lansing’s failure to comply with any applicable requirements of such licenses, consents and approvals.
(f) Lansing covenants that it will maintain or cause to be maintained accurate and complete records in a prudent and businesslike manner in accordance with sound commercial practices, of the information described in Article 3 and any other information deemed relevant by Ethanol Producer including local and regional market prices for Ethanol;
(g) Lansing covenants that it will provide Ethanol Producer with a minimum of at least ten days prior written notice of any actual or anticipated inability to perform or disruption of available transportation to load Ethanol, provided however that the Parties recognize that unplanned transportation bottlenecks cannot be anticipated and that Lansing will be liable only to the extent of damages as described in Section 9.5 for failure to receive Ethanol in accordance with open Sale Contracts.
(h) Lansing is a U.S. pass-through entity for purposes of state and federal income and excise taxes.
11.3 Waiver of Compliance, Consents. Any failure of Lansing or Ethanol Producer to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Lansing or Ethanol Producer, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.
ARTICLE 12
INDEMNIFICATION
Each Party (as an “Indemnifying Party”) will defend, indemnify and hold the other Party (as an “Indemnified Party”) harmless from and against all liabilities, claims, losses or expenses (including reasonable attorney’s fees and collection costs) (a) caused by or arising from any allegation by any third party against the Indemnified Party that the use or dissemination, as contemplated hereunder, of any intellectual property, or other proprietary or confidential information, purportedly owned by or licensed to the Indemnifying Party infringes upon, or otherwise damages, the rights of such third party, or (b) caused by or arising from a nonfulfillment, breach or omission of any of the Indemnifying Party’s representations, warranties, covenants or agreements in this Agreement, or from damage caused by negligence or intentional misconduct of the Indemnifying Party or its agents or employees.

ARTICLE 13
INSURANCE
13.1 Insurance. Except as may be required to comply with the insurance requirements of the Project Lender, each Party agrees at all times within 30 days of the signing of this Agreement and for the Initial Term and any Renewal Terms to maintain the following insurance:
(a) Worker’s Compensation insurance as prescribed or permitted by law.
(b) Employer’s liability insurance with limits of not less than $500,000 per occurrence.
(c) Commercial general liability and property damage insurance with limits of not less than $1,000,000 per person and $1,000,000 per accident for bodily injury (including death) and $1,000,000 per accident for property damage
(d) Automobile liability coverage with limits of not less than $1,000,000 per person and $1,000,000 per accident for bodily injury (including death) and $1,000,000 aggregate for property damage.
(e) Umbrella liability insurance in a minimum amount of $3,000,000.
13.2 Certificates of Insurance. Each Party will provide the other Party with certificates of insurance as evidence of coverage. Such certificates will include a statement that coverage will not be cancelled by the carrier without first providing the other Party at least 30 days written notice.
13.3 Additional Insured. Except with respect to Worker’s Compensation insurance or any other insurance precluding such additional insureds, each Party will be named as an additional insured with respect to any third-party bodily injury or property damage claims.
13.4 Unavailability of Coverages. If the insurance policies and the coverages as set forth above are not available to a Party on commercially reasonable terms, the Parties will negotiate in good faith reductions or alternatives to such provisions.
ARTICLE 14
EXCLUSION OF CERTAIN DAMAGES
Neither Party will be liable to the other Party for consequential, incidental, punitive, exemplary or indirect damages, lost profits or revenues (except as a part of direct damages) or other indirect damages claimed in contract, equity, strict liability or indemnity, by statute or otherwise. Nothing contained herein may be deemed to limit or alter the indemnification rights of either Party under Article 12.

ARTICLE 15
ASSIGNMENT
15.1 No Assignment Generally. Except as otherwise permitted hereunder, neither Party may assign this Agreement, or any rights or interests hereunder, without the prior written consent of the other Party, which consent may not be unreasonably withheld, conditioned or delayed. Nothing in this Section 15.1 will apply to the re-sale or other transfer by Ethanol Producer to any third party of the Ethanol sold hereunder. The sale of all or substantially all of the assets of Ethanol Producer, whether by sale of assets or equity interests, merger, or otherwise, shall not be deemed an assignment by Ethanol Producer of this Agreement or any of its rights or interests hereunder.
15.2 Exceptions. Notwithstanding the foregoing provisions of Section 15.1, no consent will be required for assignment of this Agreement:
(a) by Ethanol Producer to (i) to any successor owner of the Facility, provided that such successor owner promptly provides adequate assurance and evidence reasonably satisfactory to Lansing of the capacity of such successor owner to continue to perform Ethanol Producer’s obligations under this Agreement, or (ii) a collateral assignment of this Agreement to a Project Lender, or
(b) by Lansing to any affiliate of Lansing, provided that such affiliate promptly provides adequate assurance and evidence reasonably satisfactory to Ethanol Producer of the capacity of such affiliate to continue to perform Lansing’s obligations under this Agreement.
15.3 Additional Exceptions. Notwithstanding the foregoing provisions of Section 15.1, no consent will be required prior to (i) any transfer or assignment of this Agreement to a successor to Ethanol Producer by merger or acquisition or sale of Ethanol Producer, provided that such successor must be of comparable creditworthiness as Ethanol Producer, and (ii) without limiting any other provision of this Agreement, any such temporary or permanent assignment by Ethanol Producer for settlement purposes as necessary to effectuate Ethanol Producer’s Ethanol deliveries, as for example, through tolling agreements agreed to by the Parties.
15.4 Requirements for Assignment. In all such events: (i) prior notice of any such assignment must be provided to the other Party; (ii) any assignee must assume expressly the assignor’s obligations hereunder, provided, however, that the Project Lender under any collateral assignment for financing purposes will not be obligated to assume Ethanol Producer’s obligations except as and to the extent specifically provided in such collateral assignment agreement; (iii) no assignment, whether or not consented to, will relieve the assignor of its obligations hereunder if the assignee fails to perform, unless the other Party agrees in writing in advance to waive assignor’s continuing obligations pursuant to this Agreement, such waiver not to be unreasonably withheld, conditioned or delayed; and (iv) no such assignment will adversely affect the credit rating or financial security of the other Party.
15.5 Failure to Obtain Consent. Any assignment of any interest in this Agreement made without fulfilling the foregoing requirements of this Article 15 will be null and void and will, after notice and passage without cure of the applicable period for cure, constitute an Event of Default under Article 9.

ARTICLE 16
NOTICES
Except with respect to any Statement as provided in Section 7.3, any notice, request, consent or other communication hereunder (each a “Notice”) must be in writing, addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and either (i) hand delivered, (ii) sent by nationally recognized overnight delivery service, (iii) mailed by registered or certified mail, or (iv) sent by confirmed facsimile transmission.
If to Lansing
Scott Mills
Lansing Ethanol Services, LLC
9900 W. 109th Street, Suite 400
Overland Park, KS 66210
Fax: (913) 748-3001
with a copy to:
Thomas Carew, Esq.
Lansing Ethanol Services, LLC
9900 W. 109th Street, Suite 400
Overland Park, KS 66210
Fax: (913) 748-3001
If to Ethanol Producer:
Steven Kelly
One Earth Energy
202 N. Jordan Drive
Gibson City, IL 60936
Fax: (217) 784-5332
With copies to:
Larry Brees
202 N. Jordan Drive
Gibson City, IL 60936
Fax: (217) 784-5332
All Notices that are mailed will be deemed to be given on the fourth business day following the day on which they were deposited in the United States mail, postage prepaid or electronic transmission, with such electronic transmission confirmed by the recipient. All Notices that are sent by nationally recognized overnight delivery service will be deemed to be given on the first business day following the business day on which they are sent. All Notices that are hand delivered will be deemed to be given upon delivery. All Notices that are given by facsimile transmission will be deemed to be given upon receipt, it being agreed that the burden of proving receipt will be on the sender of such Notice and such burden will not be satisfied by a transmission report generated by the sender’s facsimile machine.

ARTICLE 17
GENERAL PROVISIONS
17.1 Governing Law. This Agreement and the rights and obligations of the Parties hereunder will be construed in accordance with and governed by the law of the State of Kansas, without giving effect to its conflict of law principles.
17.2 Entire Agreement Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Parties to this Agreement. The failure by either Party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such Party.
17.3 Successors and Assigns. Subject to the provisions of Article 15, the rights and benefits of this Agreement will binding upon and inure to the benefit of the Parties’ respective successors-in-interest, legal representatives, and assigns.
17.4 Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights there under, will not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same will be and remain at all times in full force and effect.
17.5 Taxes. Ethanol Producer will be responsible for applicable personal property taxes on Ethanol, if any, up to the Delivery Point. If either Party is required by law or regulation to remit or pay Taxes that are the other Party’s responsibility under this Agreement, such Party may deduct the amount of any these Taxes from the sums due to the other Party under this Agreement. Nothing will obligate or cause any Party to pay or be liable to pay any Taxes for which it is exempt under the law. Each Party will furnish the other Party with all applicable tax exemption certificates and documentation where exemption from applicable Taxes is claimed.
17.6 Disclaimer of Third Party Beneficiary Rights. Other than with respect to Project Lender, nothing in this Agreement will be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this Agreement.

17.7 Relationship of the Parties.
(a) This Agreement will not be interpreted to create an association, joint venture, or partnership between the Parties, nor to impose any partnership obligation or liability upon either Party. Neither Party will have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.
(b) Lansing will be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform Lansing Services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Lansing will be considered employees of Ethanol Producer for any purpose; nor will Lansing represent to any person that he or she is or will become an Ethanol Producer employee. Ethanol Producer will be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to operate the Facility, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage. None of the persons employed by Ethanol Producer will be considered employees of Lansing for any purpose; nor will Ethanol Producer represent to any person that he or she is or will become a Lansing employee.
17.8 Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Lansing or Ethanol Producer will be paid by Lansing or Ethanol Producer, as the case may be.
17.9 Survival of Obligations. Cancellation, expiration, or earlier termination of this Agreement will not relieve the Parties of obligations that by their nature should survive such cancellation, expiration, or termination, prior to the term of the applicable statute of limitations, including warranties or remedies which obligations will survive for the period of the applicable statute of limitation.
17.10 Dispute Resolution. All disputes arising out of or relating to this Agreement that cannot be resolved amicably will be subject to binding arbitration before a single arbitrator agreeable to both Parties in the Dallas metropolitan area pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The Arbitrator will make such procedural or discovery orders as he or she deems appropriate. The Arbitrator may not add to or alter the terms of this Agreement. Arbitral awards will be in writing and will be final and non-appealable to the maximum extent permitted by law. Any judicial proceeding to enforce the Arbitrator’s award will be held in state or federal courts located in the State of Kansas, and the Parties submit to personal jurisdiction of such courts. Nothing in this Section 17.10, however, should be construed to preclude either Party from seeking specific enforcement or temporary or preliminary injunctive relief from any court of competent jurisdiction, either to enforce this Section 17.10 or with respect to any other matter pending arbitration thereof. Unless otherwise explicitly provided in this Agreement, the Parties agree to continue their respective performance of this Agreement pending the outcome of any arbitration.
17.11 Compliance with Law. The Parties will comply with, and this Agreement and all rights and obligations of the Parties hereunder are subject to, all applicable local, state and federal law, and all duly promulgated orders or other duly authorized action of governmental authorities having valid jurisdiction.

17.12 Amendment and Modification. This Agreement may be amended, modified or supplemented only by prior mutual agreement, confirmed in writing and signed by the Parties hereto.
17.13 Confidentiality.
(a) The terms of the Confidential Disclosure Agreement between Ethanol Producer and Lansing, dated November 9, 2006 (the “Confidentiality Agreement”), are hereby incorporated by reference herein for the term of this Agreement, notwithstanding the fact that the term is longer than the term of the Parties’ confidentiality obligations set forth in the Confidentiality Agreement. For purposes of the Confidentiality Agreement, along with confidential proprietary information as defined in the Confidentiality Agreement, individual or aggregate customer, transactional or financial information of Ethanol Producer or Lansing that is provided to either in conjunction with the terms and conditions of this Agreement will be deemed Confidential Information of Ethanol Producer and Lansing, respectively, regardless of whether marked as such.
(b) For the duration of the Initial Term, Renewal Terms and for a period of three years following termination of this Agreement, all terms of this Agreement between Ethanol Producer and Lansing will be deemed Confidential Information of Ethanol Producer and Lansing, respectively, regardless of whether marked as such.
17.14 Partial Invalidity. If any term, provision or condition contained in this Agreement is rendered invalid or unenforceable by a court of law, the remainder of this Agreement (or the application of such term, provision or condition to persons or circumstances other than those in respect to which it is invalid or unenforceable) will not be affected thereby, and each and every other term, provision and condition of this Agreement will be valid and enforceable to the fullest extent permitted by law.
17.15 Counterparts. This Agreement may be executed in more than one counterpart, each of which will be deemed an original and all of which together will constitute one instrument.
The Parties have executed this Ethanol Merchandising Agreement on the date set forth in the first introductory paragraph.

LANSING ETHANOL SERVICES, LLC
By:	/s/ Scott Mills
	Name:	Scott Mills
	Title:	General Manager

ONE EARTH ENERGY, LLC
By:	/s/ Steven Kelly
	Name:	Steven Kelly
	Title:	President